Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732

NEWS RELEASE

Company Contacts:
Dawn Benchelt, Investor Relations Director	Joel Cunningham, Media Relations
(630) 218-7364	(630) 586-4897
benchelt@inlandrealestate.com	joel.cunningham@inlandrealestate.com

Inland Real Estate Corporation Pays January and Declares February
Cash Dividend to Preferred Stockholders

OAK BROOK, IL (January 15, 2013) - Inland Real Estate Corporation (NYSE: IRC) today announced that it has paid a cash dividend of $0.169271 per share on the outstanding shares of its 8.125% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Preferred Stock”), to Preferred Stockholders of record at the close of business on January 2, 2013.

In addition, the Company has declared a cash dividend of $0.169271 per share on the outstanding shares of its Preferred Stock, payable on February 15, 2013, to Preferred Stockholders of record at the close of business on February 1, 2013.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns and operates open-air neighborhood, community, power and lifestyle retail centers and single-tenant properties located primarily in the Midwestern United States. As of September 30, 2012, the Company owned interests in 150 investment properties, including 42 owned through its unconsolidated joint ventures, with aggregate leasable space of approximately
15 million square feet.  Additional information on Inland Real Estate Corporation is available at http://www.inlandrealestate.com.

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that do not reflect historical facts and instead reflect our management's intentions, beliefs, expectations, plans or predictions of the future.  Forward-looking statements can often be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Examples of forward-looking statements include, but are not limited to, statements that describe or contain information related to matters such as management's intent, belief or expectation with respect to our financial performance, investment strategy or our portfolio, our ability to address debt maturities, our cash flows, our growth prospects, the value of our assets, our joint venture commitments and the amount and timing of anticipated future cash distributions. Forward-looking statements reflect the intent, belief or expectations of our management based on their knowledge and understanding of our business and industry and their assumptions, beliefs and expectations with respect to the market for commercial real estate, the U.S. economy and other future conditions. Forward-looking statements are not guarantees of future performance, and investors should not place undue reliance on them. Actual results may differ materially from those expressed or forecasted in forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the risks listed and described under Item 1A”Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2012, as they may be revised or supplemented by us in subsequent Reports on Form 10-Q and other filings with the SEC. Except as otherwise required by applicable law, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement in this release to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.